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                                   EXHIBIT 2.1



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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated January 13, 1998, is made by and among RELIANCE STEEL & ALUMINUM CO., a California corporation ("Buyer"), DURRETT-SHEPPARD STEEL COMPANY, L.L.C., a Maryland limited liability company, DURRETT-SHEPPARD STEEL OF PENNSYLVANIA, INC., a Maryland corporation (collectively referred to herein as the "Seller" or "Sellers"), and Ralph H. Gibson, Jack J. Cook, Jr., Edward L. Motter, Charles Covington, Henry Hynson, James Maskeroni, John Mimm, John Pazdernik, Leslie Rohde and Frank Motter, individually (together, the "Stockholders").

                                   WITNESSETH:

         Seller is engaged in a steel service center business (the "Business"). Seller and Buyer wish to enter into this Agreement which sets forth the terms and conditions upon which Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer for the consideration stated herein substantially all of the assets used or useful in the conduct of the Business.

         In consideration of the foregoing and of the covenants, agreements, conditions, representations and warranties hereinafter contained, and intending to be legally bound, Buyer and Seller hereby agree as follows:

                  1. PURCHASE AND SALE OF ASSETS.

         1.1 Assets Included.

         On the terms and subject to the conditions set forth in this Agreement and in reliance on the representations and warranties of Seller and the Stockholders, at the Closing (as defined in Section 3.1 hereof) Buyer shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, free and clear of any and all liabilities, judgments, pledges, liens, tax liens, claims, charges, security interests, exceptions or encumbrances whatsoever, except as specifically set forth in this Agreement (collectively, "Liens"), all right, title and interest of Seller in and to all of the operating assets, rights and properties of Seller related to or used in the Business, of every nature, kind and description, tangible and intangible, wherever located, on hand as of the date of this Agreement (except as otherwise specified) and as they exist on the Closing Date (as defined in Section 3.1 hereof) (collectively, the "Assets"), including without limitation, those Assets specified below:

                  (a) Equipment and Inventory. All of Seller's machinery, equipment, trucks and automobiles and all of Seller's inventory of steel, steel plate, pipe, bars, structural tubing and



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other steel products, parts, equipment and furnishings, employed in the conduct of the Business, as confirmed by the physical inventory count conducted to the extent required by Grant Thornton, LLP, as changed by the conduct of Seller's business in the ordinary course after that date, including without limitation, those items listed on Schedule 1.1(a) hereto (the "Equipment and Inventory").

                  (b) Proprietary Rights in Intellectual Property and Software. All patents, patent applications (including reissued, divisional and continuation and part applications) and all U.S. or foreign patents or patent rights, trademarks, licenses, copyrights, proprietary information, technology, trade secrets, know-how, inventions, drawings, technical specifications, and manuals, and all proprietary computer software, including without limitation, those items specified on Schedule 1.1(b) hereto (the "Intellectual Property Rights").

                  (c) Name. All rights to the name "Durrett-Sheppard Steel" and all variations thereon, and all logos, designs, phrases and other identifications of or relating to the Business and the goodwill associated therewith, and any and all licenses relating to the use of any of the foregoing.

                  (d) Real Property. All of Seller's real property located at 6800 East Baltimore Street, Baltimore, Maryland 21224 and 4900-5000 East Monument Street, Baltimore, Maryland 21205, (the "Real Property") as more fully described on Schedule 1.1(d) hereto, which identifies that Real Property owned in fee simple and that Real Property that is leased.

                  (e) Supplies; Books and Records; Permits. All office supplies, customer lists, vendor lists, mailing lists, copies of books, accounts, correspondence, sales records, personnel records, advertising records, and price lists of and relating to the Business (but not including the corporate records of Seller), wherever the same are located, and all of Seller's licenses, permits and other public or private authorizations related to the Business, to the extent transferable, including without limitation, the items set forth on
Schedule 1.1(e) hereto (the "Supplies and Permits").

                  (f) Contract and Certain Other Rights of Seller. All work-in-progress and all rights and interests of Seller in, to and under all contract bids and contracts, whether oral or written, all revenues in excess of billings on uncompleted contracts and all partnership interests in DSS Limited Partnership, the sole joint venture in which the Seller holds an interest, all contracts that are (i) for a term of more than thirty (30) days and cannot be terminated within thirty (30) days without material cost to Seller, or (ii) entered into outside the ordinary course of business (such contracts referred to collectively as "Major Contracts") as listed on Schedule 1.1(f) and any other contracts of Seller existing on the Closing Date which Buyer has approved at the time of Closing of the types described on Schedule 1.1(f) (collectively, the "Assumed Contracts"), except for any Assumed Contracts that are completed or terminated in the ordinary course of Seller's business between the date hereof and the Closing Date.


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                  (g) Accounts Receivable. All of Seller's unpaid accounts
receivable as at the Closing Date arising out of the operation of the Business by Seller in the ordinary course, including, without limitation, such of those accounts receivable shown on the December 31, 1997, aged list of accounts receivable attached as Schedule 1.1(g) hereto, together with all other accounts receivable, accrued and unpaid as at the Closing Date (the "Accounts Receivable").

                  (h) Prepaid Expenses. All of Seller's outstanding prepaid expenses, insurance (to the extent transferable) and other prepaid items relating to any of the Assets or the operation of the Business, including, without limitation, such of those prepaid expenses listed on Schedule 1.1(h) hereto that are outstanding as at the Closing Date and all other prepaid expenses paid by Seller through the Closing Date (the "Prepaid Expenses").

                  (i) Insurance Policies. To the extent transferable, all of the insurance policies relating to the Assets and the conduct of the Business (other than the Retained Assets (defined below) and those relating to the Retained Assets) and all rights and claims thereunder.

         1.2 Retained Assets. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the Assets to be acquired hereunder shall not include Seller's corporate seals and minute books and capital stock books (the "Retained Assets").

         1.3 Assumption of Liabilities.

                  (a) Buyer shall assume liability for, and shall pay all of the liabilities and other obligations of Seller as (A) exist on the Closing Date that were not due and payable prior to the Closing Date, and either (B) are reflected on the Financial Statements (as defined below), or (C) were incurred in the normal and ordinary course of Seller's business and accrued on the Seller's books after the date of the Financial Statements (the "Assumed Liabilities"), including but not limited to the following:

                           (i) Seller's outstanding debt payable to PNC Banc
N.A. (the "Bank") in the principal amount of $14,497,911.83 as of December 31, 1997.

                           (ii)  Seller's unpaid ordinary course trade accounts
payable (the "Trade Payables"), exclusive of Transaction Fees;

                           (iii) Any accrued or other liability to Seller's
employees under Seller's existing employee benefit plans.

                           (iv)  Other current liabilities;

                           (v)   Payroll taxes payable, unemployment taxes, and
similar charges;

                           (vi)  All sales taxes, use taxes and vehicle transfer
costs and taxes pertaining to assets purchased hereunder shall be paid by Buyer;


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                            (vii)  Accrued expenses;

                            (viii) Any and all liabilities and other obligations
of Seller to employees of Seller, as disclosed on Seller's Closing Financial Statements (as defined below), for wages, commissions, salary, accrued vacation pay, sick pay and other leave pay or benefit except as described in Section 1.3(a)(iii) above;

                            (ix)   (A) Buyer's pro rata portion of any real or
personal property taxes with respect to its interest in any of the Assets for the portion of the taxable year after the Closing, and (B) one-half of any transfer, registration, recording or other taxes payable in connection with the transfer of the Real Property hereunder; and

                            (x)    The Durrett-Sheppard Steel Co., L.L.C
Employee Retirement Plan (the "Pension Plan") and the assets held in its related trust, provided that Buyer will only be responsible for contributions and payments to be made thereunder, and for compliance with laws, rules and regulations applicable to the Pension Plan for benefits accruing and administration occurring after the Closing Date.

                  (b) Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed, and Seller shall pay, any Liens, liabilities, obligations, warranties or guarantees of Seller arising prior to Closing (the "Unassumed Liabilities") including, without limitation:

                            (i) Any liability for any unaccrued federal, state
or local taxes, state or local property taxes or other taxes, or payments in lieu thereof, of any kind or description.

                            (ii) Any liability or obligation (contingent or
otherwise) of Seller arising out of any threatened or pending litigation against the Seller as of the Closing Date or arising after the Closing Date but related to the business of the Seller prior to the Closing Date.

                            (iii) Any liability, obligation or claim for any
fees, costs or expenses incurred by Seller in connection with the transactions contemplated hereby, including, without limitation, attorneys', accountants' and consultants' fees, costs and expenses regardless of when incurred (collectively, the "Transaction Fees"), it being understood that Buyer shall pay the fee required in connection with the filing of a Notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR").

         1.4 Names Following the Closing.

         Immediately following the Closing, Sellers will file amendments to their Articles of Incorporation and Articles of Organization with the Maryland State Department of Assessments and Taxation (the "SDAT") changing Sellers' corporate names to names that Buyer reasonably determines are not likely to cause confusion with the name "Durrett-Sheppard Steel Company" or "Durrett-Sheppard Steel of Pennsylvania, Inc."


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                               2. PURCHASE PRICE.

         2.1 Consideration Purchase Price. The aggregate purchase price for the Assets shall be Thirty Million Five Hundred Thousand Dollars ($30,500,000), as adjusted in accordance with Section 2.2 below (the net hereinafter referred to as the "Purchase Price"). At Closing, the sum of $29,500,000 shall be wire transferred in immediately available funds to accounts designated in writing by Seller and $1,000,000 shall be deposited into an escrow account in accordance with Section 2.5 below. The parties agree that within five (5) days following determination of the final Purchase Price, any adjustment required by Section
2.2 below shall be paid.

         2.2 Distributions; Stockholders' Equity. It is the intention of the parties that as of the Closing Date, Seller shall have Stockholders' equity (as reflected on the Closing Financial Statements) of $9,500,000 (the "Required Equity"). Accordingly, the Parties agree that to the extent Seller's Stockholders' equity (i) in the reasonable estimate of Seller exceeds the Required Equity, the amount of such excess shall be distributed to the Stockholders prior to the Closing; and (ii) as set forth on the Closing Financial Statements, is less than the Required Equity, then an amount equal to the difference shall be paid to Buyer by the Stockholders.

         2.3 Closing Financial Statements. Seller and the Stockholders hereby agree to engage Grant Thornton LLP to prepare promptly after the Closing, and to issue and deliver to the parties within thirty (30) days after Closing, a combined balance sheet as of the Closing Date and statement of operations of Seller for the period from September 30, 1997, through the Closing Date (the "Closing Financial Statements"). Such Closing Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with the Financial Statements described in Section 4.10 below and shall be subject to review and approval (or audit) by Buyer's accountants at Buyer's expense. Seller and Stockholders shall cause the Closing Financial Statements to fairly present, in all material respects, the assets, liabilities, financial condition and results of operations of Seller as of the date thereof and for the period then ended. In the event a dispute arises between Buyer's accountants and Grant Thornton LLP which cannot be mutually resolved within twenty (20) business days after issuance and actual receipt of the closing Financial Statements by the Parties, Grant Thornton LLP and Buyer's accountants shall promptly engage a third firm of independent certified public accountants to resolve the dispute, and the determination of such third firm shall be binding on the Parties. The Parties shall use their best efforts to have this process concluded as soon as practicable in order that the Closing Financial Statements may become final and payments made as provided herein. In the event of a dispute, the Parties each shall pay one-half of the costs of the third firm of independent certified public accountants engaged to resolve the dispute.

         2.4 Allocation of the Purchase Price.

         Buyer and Seller agree to file, if required, an asset acquisition statement on Form 8594 or in any other manner required by the rules or regulations of the Internal Revenue Service or any relevant state taxing authority. For purposes of filing the aforesaid asset acquisition statement, Buyer and Seller shall determine the allocation of the Purchase Price based on the fair market


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value of the inventory, equipment and all other assets as of the Closing Date, with the balance of the Purchase Price to be allocated to good will. A sample allocation of the purchase price, calculated with reference to the Company's financial statements as at December 31, 1997, and in accordance with the foregoing requirements, is attached hereto as Schedule 2.4A. The allocation of the Purchase Price shall be finally determined within ten (10) days after the Closing Financial Statements have been approved and shall be attached to this Agreement as Schedule 2.4B.

         2.5 Holdback.

         On the Closing Date, Buyer shall deposit in an escrow account held by an escrow holder reasonably acceptable to Seller and Buyer (the "Escrow Holder") the sum of $1,000,000.00 (the "Holdback"), which shall be invested by the Escrow Holder in U.S. Treasury securities with maturities of no more than ninety (90) days, and the Escrow Holder shall retain the Holdback subject to the terms and conditions of a holdback agreement in the form attached hereto as Exhibit 2.5 (the "Escrow Agreement") to be entered into on the Closing Date by Seller, Buyer and the Escrow Holder. The Escrow Agreement shall be mutually satisfactory to the parties and shall set forth the terms and conditions pursuant to which the Holdback shall be used to satisfy Seller's and Stockholders' indemnification obligations under Section 7.1 of this Agreement. The Escrow Agreement shall provide that any balance of the Holdback on the first anniversary after the Closing Date (together with any investment earnings thereon) shall be released to Sellers, subject to any amounts retained pursuant to Section 7.1.

                                   3. CLOSING.

         3.1 Time and Place.

         (a) Subject to earlier termination of this Agreement pursuant to
Section 10 below, the closing of the transactions contemplated hereunder (the "Closing") shall take place on January 30, 1998, and shall be effective at 5:00 p.m. on that date, or such earlier date as the parties may agree. The Closing shall be held at the offices of Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201. The time and date of the Closing are herein referred to as the "Closing Date," and the term "Closing Date" shall include the date on which the transactions contemplated hereunder are consummated.

         3.2 Deliveries by Buyer.

         At the Closing, Buyer shall deliver or cause to be delivered to Seller, or to such other person or persons as required by this Agreement, the following:

                  (a) The Purchase Price in the manner provided under Section
2.1 hereof;

                  (b) Assignment and Assumption Agreement in the form of Exhibit 3.2(b) hereto;



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                  (c) Articles of Transfer in the form of Exhibit 3.2(c) hereto;

                  (d) Certificate of the Secretary of Buyer showing the signatures of those officers of Buyer authorized to sign this Agreement and other agreements and instruments provided for herein on behalf of Buyer and certifying that said signatures are the signatures of said authorized officers;

                  (e) Articles of Incorporation and By-Laws of Buyer, certified by the Secretary of Buyer as being true and complete;

                  (f) Copy of the resolutions adopted by the directors of Buyer, certified by the Secretary of Buyer as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by Buyer of this Agreement and other agreements and instruments executed and delivered by Buyer as provided for herein, and the performance by Buyer of the transactions contemplated hereby and thereby;

                  (g) Certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying that (i) all of the representations and warranties made by Buyer under this Agreement and the Schedules hereto and under all other documents given or delivered by Buyer pursuant hereto are accurate, true and complete, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing Date on Buyer's part have been duly performed;

                  (h) Certificate of Good Standing of Buyer or any subsidiary nominated by Buyer that is qualified to do business in Maryland issued by the SDAT as of a date recently preceding the Closing Date; and

                  (i) All other documents reasonably necessary or appropriate to effectuate the purchase and sale of the Assets at the Closing.

         3.3 Deliveries by Seller.

         At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered) the following:

                  (a) General Assignment and Bill of Sale substantially in the form of Exhibit 3.3(a) hereto;

                  (b) Certificates of Title, duly endorsed by Seller for transfer to Buyer, for each of the motor vehicles described on Schedule 1.1(a) hereto;

                  (c) Fully executed deeds substantially in the form of Exhibit 3.3(c)(1) and (2) hereto, conveying title to the Real Property to Buyer;


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                  (d) Assignment and Assumption Agreement in the form of Exhibit
3.2(b) hereto;

                  (e) Consents to the assignment and assumption of the Assumed Contracts;

                  (f) Articles of Transfer in the form of Exhibit 3.2(c) hereto;

                  (g) Duly executed Amendments to Sellers' Articles of Incorporation and Articles of Organization, in form suitable for filing with the SDAT, changing Sellers' corporate names to names meeting the requirements of
Section 1.4 above;

                  (h) UCC-3 termination statements, together with any other releases or consents to the transfer of the Assets reasonably deemed necessary by Buyer, executed by the respective creditors of Seller, terminating any Liens on the Assets;

                  (i) Certificate of the Secretary of Seller showing the signatures of those officers of Seller authorized to sign this Agreement and other agreements and instruments provided for herein on behalf of Seller and certifying that said signatures are the signatures of said authorized officers;

                  (j) Articles of Incorporation and Articles of Organization certified by the SDAT and By-Laws of Seller certified by the Secretary of Seller as being true and complete;

                  (k) Copy of the resolutions adopted by the stockholders and the directors of Seller, certified by the Secretary of Seller as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by Seller of this Agreement and other agreements and instruments executed and delivered by Seller as provided for herein, and the performance by Seller of the transactions contemplated hereby and thereby;

                  (1) Certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller and the Stockholders, certifying that (i) all of the representations and warranties made by Seller under this Agreement and the Schedules hereto and under all other documents given or delivered by Seller pursuant hereto are accurate, true and complete in all material respects, and
(ii) all of the covenants, obligations and conditions to be performed as of the Closing Date on Seller's part have been duly performed;

                  (m) Certificates of Good Standing of Seller issued by the SDAT, and any other state in which Seller is qualified to do business, as of a date within five (5) days of the Closing Date.

                  (n) Opinion of Piper & Marbury L.L.P., substantially in the form of Exhibit 3.3(n) hereto, on which Buyer and/or Buyer's lender (the "Lender") shall be entitled to rely; and


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                  (o) Non-Competition Agreements substantially in the form of
Exhibit 3.3(o) hereto duly executed and delivered by Ralph H. Gibson, Jack R. Cook, Jr. and Edward L. Motter.

                  (P) All other documents reasonably necessary or appropriate to effectuate the purchase and sale of the Assets at the Closing.

         3.4 Other Deliveries.

                  (a) At the Closing, Seller shall deliver to Buyer possession of all the Assets in accordance with the terms of this Agreement.

                  (b) At the Closing, each of Seller and Buyer shall pay one-half of any transfer, registration, recordation or other taxes or fees with respect to the transfer of the Real Property hereunder.

                  (c) At the Closing, the Stockholders shall deliver to Buyer Non-Competition Agreements substantially in the form attached hereto as Exhibit 3.4(c).

                  (d) At the Closing, each of Seller and Buyer shall pay its pro rata portion of any real and personal property taxes with respect to its interest in the Assets for the portion of the taxable year in which such Assets were owned by such party.

         3.5 Further Assurances.

         In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, Seller and Buyer shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as either party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.


               4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
                                  STOCKHOLDERS.

         Each of the Sellers, Ralph H. Gibson, Jack J. Cook, Jr. and Edward L. Motter jointly and severally hereby certify to Buyer that the following representations and warranties, which shall be deemed to relate solely to the operation of the Business, are true and correct on the date hereof and will be true and correct on and as of the Closing Date:

         4.1 Organization; Corporate Existence; Organizational Documents.

         Each of the Sellers is an entity duly formed or incorporated, as the case may be, and validly existing under the laws of Maryland and has all requisite power, whether corporate or other, and authority to own and operate its properties and assets, and to carry on its business as


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presently conducted. Each of the Sellers is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction where the failure to so qualify could have a material adverse effect on the Assets or the properties, business, prospects, results or operations or financial conditions of Seller (a "Material Adverse Effect"). Seller has made available for Buyer copies of its articles, by-laws and all minutes and consents of stockholders and of its board of directors. Such copies are true, correct and complete and contain all amendments through the date hereof. Seller is not in violation, breach or default of any of the provisions of its articles or by-laws. The subsidiaries and affiliates of each of the Sellers are described in
Schedule 4.1 attached hereto.

         4.2 Corporate Power and Authority.

         Each of the Sellers and all of the Stockholders have all requisite power, corporate or other, to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action, corporate or other, and this Agreement, when duly executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally. The execution, delivery and performance of this Agreement have been authorized by each of the Stockholders, and this Agreement, when duly executed and delivered by the Stockholders, will constitute a valid and legally binding obligation of the Stockholders, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

         4.3 Consents.

         Other than in connection with filings required in connection with HSR, or as otherwise provided herein, no consent or approval of, or filing or registration with, any court, governmental agency, other public authority or third party is required as a condition to the authorization, execution, delivery or performance of this Agreement or any Exhibits to this Agreement.

         4.4 No Conflict.

         Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will, to the best of Seller's knowledge (a) with or without notice or the passage of time or both, result in any violation, termination or modification of, or be in conflict with, (i) the articles or by-laws of Seller, (ii) any material contract, agreement, indenture, license or permit to which Seller is a party or by which it is bound, or (iii) any law, rule, regulation, ordinance, writ, injunction, judgment, decree or order applicable to Seller, except where the violation, termination or modification of, or conflict with such law, rule, regulation, ordinance, writ, injunction, judgment, decree or order cannot reasonably be expected to cause a Material Adverse Effect, (b) result in the creation of any Lien upon the property or Assets of Seller except for a Lien that will not have a Material Adverse Effect or (c) require the


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


filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to any governmental authority, excluding those that will be obtained prior to the Closing or where the failure to do any of the foregoing will not have a Material Adverse Effect.

         4.5 Broker's and Finder's Fees.

         Other than Banc One Capital Corporation, neither Seller nor Stockholders has employed any broker or finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. On or before the Closing, Seller shall pay all fees and commissions due Banc One Capital Corporation as a result of this Agreement and the transactions contemplated hereby.

         4.6 Litigation.

         Except as included in the Financial Statements or as disclosed on
Schedule 4.6, there are no actions, proceedings or investigations pending against Seller or its officers, directors, employees or stockholders or, to the best of Seller's knowledge, any basis therefor or threat thereof, which, either individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith.

         4.7 Legal Compliance: Licenses and Approvals.

         Seller's operations are being conducted in compliance in all material respects, with all applicable laws, rules regulations, orders, judgments and decrees applicable to Seller, except where the failure to comply cannot reasonably be expected to have a Material Adverse Effect. Seller has made available for Buyer true, correct and complete copies of all licenses, permits and approvals material to the business and operations of Seller. Seller owns or possesses and holds free from restrictions or conflicts with the rights of others all franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise), and all rights and privileges with respect to the foregoing (collectively, the "Licenses"), as are necessary for the conduct of its business as now being conducted, except where the failure to own or possess and hold such Licenses would not have a Material Adverse Effect. To the best of Seller's knowledge, all of such Licenses are in full force and effect, and Seller is not in violation with respect to any of them, except where such violation would not have a Material Adverse Effect. No proceedings are pending or, to the best of Seller's knowledge, threatened by any governmental authority to revoke or limit the scope of any of the Licenses.

         4.8 Title to Assets.

         Seller is the owner of and has good and marketable title to all of the Assets, free and clear of all Liens, except for the lien of current taxes not yet due and payable and those liens described on Schedule 4.8 hereto. Seller owns, and has the right to convey to Buyer, all of Seller's rights in and to the names "Durrett-Sheppard Steel Co., L.L.C." and "Durrett-Sheppard Steel of


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

Pennsylvania, Inc.," and neither Seller nor the Stockholders has previously entered into any agreement for the sale or license of such name, and to the knowledge of Seller and the Stockholders, the use of such name in connection with the Business will not conflict with, infringe, or violate any proprietary, personal or other right of any person, firm or corporation. The Assets constitute all of the assets used in the conduct of the Business, and no affiliate of Seller, except as described on Schedule 4.8 hereto, or any other person or entity owns or has any other interest in any of the Assets.

         4.9 Tax Returns and Audits.

         Seller has duly filed all income, franchise and other tax returns that it has been required to file, and all notices and reports that it has been required to file, except where the failure to file cannot reasonably be expected to have a Material Adverse Effect, Seller is not delinquent in the payment of any taxes nor has it requested any extension of time within which to file any tax return which return has not since been or will not be timely filed. Seller has withheld or otherwise collected all taxes or amounts it was required to withhold or collect under any applicable law and all such amounts have been timely remitted to the proper authorities. No tax audit is in progress or, to the best of Seller's knowledge, threatened as of the date hereof.

         4.10 Financial and Full Information.

         Seller has delivered to Buyer its audited Combined Balance Sheet and related Combined Statements of Operations, Combined Statements of Retained Earnings, Combined Statements of Cash Flows and Supplemental Information for the fiscal years ended September 30, 1995, 1996 and 1997, and the unaudited balance sheet and statement of income or loss as at December 31, 1997, which have in each case been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered thereby ("GAAP"), copies of which are attached hereto as Exhibit 4.10 (collectively, the "Financial Statements"). The Financial Statements, at the balance sheet dates and for the periods of the income statements, consistently and fairly present the financial position and results of operations of the Business in all material respects. Since September 30, 1997, there has not been any material adverse change in Seller's financial position, results of operations, assets, liabilities, net worth or Business.

         4.11 Certain Transactions.

         Except as disclosed in the Financial Statements or as set forth on
Schedule 4.11, Seller is not indebted to any of its officers, directors or stockholders, in any amount whatsoever; none of said officers, directors or stockholders is indebted to Seller or, to the best of Seller's knowledge, have any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation which competes with Seller, except that officers, directors and/or stockholders of Seller may own no more than 1% of the outstanding stock in publicly traded companies which may compete with Seller. Except as disclosed in the Financial Statements or as set forth on Schedule 4.11, to the best of Seller's knowledge, no officer, director or stockholder has any financial or other interest, directly or indirectly, in any material contract with Seller. To the best of Seller's knowledge, Seller is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         4.12 Environmental Matters.

              (a) Compliance With Environmental Laws. Except as set forth in
Schedule 4.12, Seller currently is operating, and at all times since September 1, 1995 has operated, the Business in compliance in all material respects with all Environmental Laws (as defined below). To the best of Seller's knowledge, Seller has secured and maintains all necessary certificates of approval, program approvals, permits, licenses and registrations as a result of the ownership or use of the Real Property or as a result of the operation of the Business. To the best of Seller's knowledge, no environmental approvals, clearances or consents are required under applicable law from any governmental entity or authority in order for the parties to this Agreement to consummate the transaction contemplated herein. Seller shall make available to Buyer copies of all filings or reports that Seller has filed since September 1, 1995 with any governmental entity or authority concerning any Hazardous Material (as defined below) used, handled, treated, generated, stored, recycled, transported or disposed of on, under, at or from the Real Property.

              (b) Environmental Assessments. Seller shall make available to Buyer all environmental audits, assessments, studies, inspections, evaluations or surveys conducted with respect to the Real Property or any portion thereof for or on behalf of Seller and all environmental audits, assessments, studies, sampling results, evaluations, surveys and reports conducted with respect to the Real Property or any portion thereof for or on behalf of any person or entity other than Seller, to the extent Seller had knowledge thereof or was provided a copy thereof. To the best of Seller's knowledge, except as set forth in Schedule 4.12, no governmental entity or authority has conducted any environmental audits, assessments, studies, inspections, evaluations or surveys with respect to the Real Property.

              (c) Litigation/Claims. Except as otherwise set forth in Schedule 4.12, Seller has not received any notice, letter, citation, order, warning, complaint, inquiry or demand that: (i) it has violated or is in violation of any Environmental Law; or (ii) it may be or is liable, in whole or in part, for the costs of cleaning up or remediating the Real Property. Except as set forth in
Schedule 4.12, to the best of Seller's knowledge, Seller has no liability under Environmental Laws in respect of any operations now or previously conducted by Seller or any of the Assets.

              (d) Liens. The Real Property is not subject to any Liens, other than the Liens set forth in Schedule 4.8, in favor of any governmental entity or other party for any liability, costs, or damages incurred by such governmental entity or other party.

              (e) Definitions.

                  1. "Environmental Law" shall mean any federal, state or local law, ordinance, permit or regulation, or any common law of the United States of America, relating to, or imposing liability or standards of conduct concerning health, safety, radioactive materials, or the environment.

                  2. "Hazardous Material" shall mean: (i) any radioactive materials; (ii) any substance or material the transportation, storage, treatment, handling, disposal, use, recycling, removal or release of which is subject to any Environmental Law; or (iii) any substance or material for which standards of conduct are imposed under any Environmental Law.

         4.13 Insurance.

         To the best of Seller's knowledge, Seller maintains all such general liability, product liability, fire, casualty, workers' compensation, as required by law, and other insurance as is necessary to adequately insure and protect the property and Assets of Seller. To the best of Seller's knowledge, all such insurance policies continue to be in full force and effect, and Seller is in material compliance with all requirements and provisions thereof. True and correct copies of all insurance policies relating to such coverage have been made available by Seller for Buyer. Except as set forth in Schedule 4.13, no notice of cancellation has been given to or received by Seller with respect to any of its insurance policies, and no such policies are subject to any retroactive rate or audit adjustments or coinsurance arrangements. Seller has no reason to believe that any such insurance coverage will not be renewed upon expiration thereof at premiums substantially equivalent to those currently being paid by Seller.

         4.14 Contracts.

         Except as set forth on Schedule 1.1(f) or 4.14 hereto, Seller is not a party to or subject to any Major Contract related to the Business or the Assets, or to any (i) personal property lease; (ii) contract with any consultant, or employee; (iii) instrument creating any Liens or evidencing or relating to indebtedness for borrowed money; (iv) contract containing covenants not to enter into or consummate the transactions contemplated hereby; (v) contract restricting the Seller's ability to compete in any geographic region or in any line of business; (vi) confidentiality or similar agreement, pursuant to which the Seller or any employee thereof is restricted from using or disclosing any information; (vii) franchise, manufacturer's representative, distributorship or similar agreement, or (viii) any other contract, agreement or obligation not of the type covered by any of the other specific items of this Section 4.14 not entered into in the ordinary course of business. Each of the contracts, instruments and other documents described on Schedules 1.1(f) and 4.14 has been entered into in the ordinary course of business, is valid and in full force and effect, and a true and complete copy thereof has been or will have been delivered to the Buyer prior to Closing. With respect to all material contracts, agreements, indentures or instruments of the Seller, Seller, and to the best of Seller's knowledge, each other party thereto have in all material respects performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default, in any material respect, (with due notice or lapse of time or both) under any material contract, agreement, indenture or other instrument now in effect to which Seller is a party or by which its property may be bound. All of such material contracts, agreements, indentures or instruments are valid, binding and in full force and effect with respect to Seller in all material respects. Except as noted on Schedules 1.1(f) and 4.14, the Seller and Stockholders do not have any actual knowledge of any intent by any party to any of the contracts set forth on Schedule 1.1(f) or 4.14 to terminate or amend the terms thereof, to refuse to renew the contract upon expiration of its terms, or to renew the contract upon expiration only on terms and conditions that could be less advantageous to the Buyer than those currently pertaining.

         4.15 Employee Agreements.

         Seller has good relationships with its employees and has not had and does not expect any substantial labor problems. Except as listed on Schedule 4.15, to the best of Seller's knowledge, no managerial or supervisory employees of Seller are planning or intend to terminate their relationship with Seller or do not intend to continue in the employ of Seller (other than as a result of normal retirement). To the best of Seller's knowledge, no employee or any consultant of Seller is a party to or is in violation of any term of any employment contract, confidentiality and non-disclosure agreement or any other contract or agreement prohibiting or restricting any such employee from being employed by, or such consultant from consulting with, Seller, and the continued employment by Seller of its present employees and consultants will not result in any such violations. Except as disclosed on Schedules 1.1(f) and 4.15, Seller is not a party to and is not otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization. Seller has complied in all material respects with all applicable laws relating to the employment of labor including the provisions thereof relating to wages, hours, collective bargaining and the payment of taxes and is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. No labor dispute, strike, work stoppage, employee action or labor relations problem of any kind which has affected or may affect Seller has occurred, is currently pending or, to the best of Seller's knowledge, is threatened which could have a Material Adverse Effect. Copies of all of Seller's employee benefit plans currently in effect have been made available for Buyer and, to the best of Seller's knowledge, Seller's employee benefit plans comply in all material respects with all applicable laws relating thereto.

         4.16 Real Property.

         The Real Property is completely and accurately described on Schedule 1.1(d) to this Agreement, and constitutes all of the real property owned, leased, used or occupied by Seller. Seller owns good and marketable title to the Real Property free and clear of all material Liens. With respect to the property and assets it leases, Seller is in material compliance with the terms of such leases and, to the best of Seller's knowledge, holds a valid leasehold interest therein free of any material Liens. To the best of Seller's knowledge, no event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by Seller under any such lease or by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on Seller. Seller's possession of such property has not been disturbed and, to the best of Seller's knowledge, no claim has been asserted against it adverse to its rights in such leases.

         4.17 Intellectual Property.

         Seller has the right and authority to use all of the Intellectual Property Rights in connection with the Business, and, to the knowledge of Seller and the Stockholders, such use does not conflict with, infringe or violate any patent, proprietary, personal or other right of any person, firm or corporation. Except as set forth on Schedule 1.1(b), there have not been any administrative, judicial, arbitration or other adversary proceedings concerning the Intellectual Property Rights. Except as set forth on Schedule 1.1(b), Seller is not a party to any license or agreement whether as licensee, licensor or otherwise, with respect to any of the Intellectual Property Rights.

         4.18 Employee Benefit Plans.

              (a) Attached hereto as Schedule 4.18 is a complete and correct list of all of Seller's employee benefit plans, arrangements and practices of Seller maintained for the benefit of Seller's employees, including those to which Seller has contributed or is or was obligated to make payments for the benefit of its employees (or, if Seller has any existing liability, former employees); also listed on Schedule 4.18 are any plans providing benefits or payments to any person in the event of a change in control or ownership of Seller or its assets (collectively, the "Employee Benefit Plans"). Each of the Employee Benefit Plans which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is designated on Schedule
4.18 as a "Qualified Plan" and is so qualified. Copies of all Employee Benefit Plans have been provided to Buyer.

              (b) Seller will have made prior to the Closing Date all payments required to be made by it on or prior to the Closing Date, and will have accrued all payments due but not yet payable as of the Closing Date with respect to all Employee Benefit Plans. Through the Closing, there will be no changes in the operation of the Employee Benefit Plans or in the documents constituting or affecting the Employee Benefit Plans.

              (c) All Employee Benefit Plans have been and are being operated in accordance with their terms and, to the best of Seller's knowledge, in material compliance with all applicable laws including, without limitation, ERISA and the Code and the regulations promulgated thereunder. Seller has no knowledge of any facts which could give rise to any claims against any Employee Benefit Plan or the fiduciaries of any Employee Benefit Plan, except for Employee Benefit Plan claims arising in the normal course of the operations of the Employee Benefit Plans.

         4.19 Licenses and Permits.

         All permits, licenses and franchises held by the Seller, or by its employees with respect to the Business are listed on Schedule 1.1(e). To the best of Seller's knowledge (a) the permits, licenses and franchises listed on
Schedule 1.1(e) are all of the permits, licenses and franchises necessary for the ownership of the Assets and the conduct of the Business, and (b) all such permits, licenses and franchises are freely transferable by the Seller.

         4.20 Accounts Receivable.

         All Accounts Receivable of Seller shown on the Financial Statements and on Schedule 1.1(g), and all other Accounts Receivable to be assigned to Buyer hereunder have arisen in the ordinary course of Seller's business and represent the fair value of goods or services provided by Seller with respect to each account debtor. The amounts of such Accounts Receivable, as reflected on the Financial Statements and Schedule 1.1(g) as of the dates thereof, are correct in all material respects (except to the extent such Accounts have been paid prior to the Closing Date). All accounts receivable are collectible within twelve (12) months, subject to the respective reserves shown in the Financial Statements or on the accounting records of Seller (which reserves are adequate and calculated consistent with past practice).

         4.21 Labor Matters.

         No labor controversies or disputes are pending or, to either Seller's knowledge, threatened against Seller. Seller is in compliance with all federal, state and local laws, rules, regulations and ordinances which are applicable to it, which pertain to employment, employment practices, terms and conditions of employment, wages and hours, employee health and safety and other labor matters, the violation of which has had, or is reasonably likely to have, a Material Adverse Effect. Seller has filed all unemployment compensation Tax returns required to be filed by it, and all Taxes shown on such unemployment compensation Tax returns have been properly and accurately determined, have been accrued to the extent that such Taxes are not yet due, and have been paid to the extent that such Taxes are due. Seller has paid all payroll withholding or other taxes due or payable in connection with the employment of its employees.

         4.22 Inventory.

         All inventory of Seller reflected in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business. The inventory may be sold during the ordinary course of business. The Financial Statements fairly state the value of the inventory priced at the lower of cost or market on a first in, first out basis. The inventory does not include a material amount of obsolete or defective goods or excess stock items (assuming the continuation of operations as currently conducted).

         4.23 Condition of Assets.

         All of the buildings, plants, structures, equipment and other tangible assets and properties (whether real or personal) of Seller that are material to the Business are, to the best of Seller's knowledge, structurally sound and in good operating condition and repair, with ordinary wear and tear excepted. To the best of Seller's knowledge, none of such buildings, plants, structures, equipment or other tangible assets or properties is in need of maintenance or repairs except for ordinary ongoing maintenance and repairs and is not obsolete, except for ordinary, routine maintenance and repairs and obsolescence that are not material in nature or cost and except as set forth on Schedule 4.23.

         4.24 Disclosure.

         Each representation and warranty made by the Stockholders or Seller in this Agreement, or in the schedules and exhibits attached hereto, is true, accurate and complete in all material respects. No such representation or warranty fails to state a material fact necessary in order to make the statements contained in this Agreement, the schedules or the exhibits not misleading.

         4.25 Relationship with Suppliers, etc.

         Neither the Stockholders nor the Seller have any knowledge that any supplier, customer, agent or representative of Seller intends to terminate or substantially reduce its sales to or its purchases from or its contractual relationships with or its use of services of Seller or that any such termination or reduction will result from or by reason of the transactions contemplated by this Agreement.

                   5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date.

         5.1 Organizational Matters. Authority.

                  (a) Buyer is a corporation duly incorporated and validly existing under the laws of California.

                  (b) Buyer has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action and this Agreement, when duly executed and delivered by Buyer, will constitute a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

         5.2 Consents.

         Other than in connection with filings required in connection with HSR or as otherwise provided herein, no consent or approval of any court, governmental agency, other public authority or third party is required as a condition to the authorization, execution, delivery or performance of this Agreement or any Exhibits to this Agreement.

         5.3 No Conflict.

         Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will, to the best of Buyer's knowledge: (a) with or without notice or the passage of time or both, result in any violation, termination or modification of, or conflict with, (i) the articles or by-laws of Buyer, (ii) any material contract, agreement, indenture, license or permit to which Buyer is a party or by which it is bound, or (iii) any law, rule regulation, ordinance, writ, injunction, judgment, decree or order applicable to Buyer, except where the violation, termination or modification of, or conflict with any of the above will not have a Material Adverse Effect on Buyer, (b) result in the creation of any Lien upon the property or assets of Buyer except for a Lien that will not have a Material Adverse Effect on Buyer; or (c) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any governmental authority, excluding, those that will be obtained prior to the closing or where the failure to do any of the foregoing will not have a Material Adverse Effect on the Buyer.

         5.4 Litigation.

         There is no litigation, arbitration, mediation, or other investigation or proceeding pending or, to the best of Buyer's knowledge, threatened or in prospect, against Buyer with respect to the transactions contemplated by this Agreement.

         5.5 Brokers and Finders.

         Neither Buyer nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                  6. COVENANTS.

         6.1 Access to Information.

         (a) Following the execution of this Agreement and prior to the Closing Date, Buyer and its counsel, accountants and representatives will have full access during normal business hours to all of the offices, books, records, employees and customers of Seller, and Seller will promptly furnish to Buyer copies of or access to all documents and information concerning the properties and affairs of the Business that Buyer may reasonably request, for the purpose of substantiating the accuracy of the representations and warranties made by Seller hereunder. All contact by Buyer with Seller shall be conducted through Ralph H. Gibson and Henry Hynson, and such other persons designated in writing by the Stockholders. The Stockholders will provide reasonable access for the Buyer to key employees of Seller and to other employees provided that confidentiality regarding the transactions contemplated hereby is maintained. Buyer will use its best efforts to conduct its review of information with minimal disruption to the Seller's operations.

         (b) After the Closing, Buyer and Seller will cooperate with each other to provide each other, upon written request, with access to books and records pertaining to the Business and Seller prior to the Closing Date to the extent such information is reasonably required by the other party in the conduct of the Business or preparation of tax information, or otherwise, at no cost to the party providing the information.)

         (c) Buyer shall have a period of thirty (30) days from the date of this Agreement (the "Contingency Period") in which to review, investigate and inspect Seller's business, operations, condition (financial and other), books and records, Real Property, the Assets and the documents to be provided hereunder. In the event that Buyer determines within such period that Seller's business, operations, condition (financial or other), Real Property or Assets are not as represented by Seller, Buyer's sole remedy shall be to terminate this Agreement in accordance with Section 10.1. Buyer may obtain a Phase I and/or Phase II environmental audit of the Real Property at Buyer's expense. Seller shall cooperate with Buyer during such period and facilitate the process as set forth herein; provided that Buyer shall not contact any governmental authority or third party without the prior written consent of Seller unless required to do so by law; or provided that Buyer shall not disclose or provide the results of any of the foregoing to Seller, any governmental authority or any third party unless requested in writing by Seller or required to do so by law. All information obtained or developed by Buyer pursuant to this Section 6.1 shall be confidential information for purposes of Section 6.5.

         6.2 Conduct of Business.

         Following the execution of this Agreement and prior to the Closing Date, Seller will operate the Business, incur Trade Payables and collect Accounts Receivable only in accordance with its usual and customary business practices and further agrees not to enter into any contract or commitment, increase any expenditures, waive any rights or enter into any other transaction affecting the Business other than in the ordinary course of business and in conformity with past practices; provided that Seller's material contract bids and any expenditures, to the extent either is outside the ordinary course of business, will be subject to review and approval of Buyer. Seller will use its best efforts to preserve the goodwill of Seller's suppliers, customers and others having business relations therewith.

         Seller shall not, except as otherwise contemplated by this Agreement and except in the ordinary course of business:

         (a) Sell, lease, license, transfer or otherwise dispose of, or agree or commit to sell, lease, license, transfer or otherwise dispose of, any of its fixed assets;

         (b) Create, incur, assume, guarantee or allow to exist, or agree, commit or obligate itself to create, incur, assume, guarantee or allow to exist, any long-term debt other than any long-term debt reflected in the balance sheet of Seller contained in the financial statements of Seller as of September 30, 1997;

         (c) Create, assume or allow to exist any lien, encumbrance, security interest, claim or obligation on its capital stock or any of its Real Property or other Assets, except for the Permitted Exceptions;

         (d) Increase, or agree to increase the compensation payable or to become payable to any of its directors, officers, employees, agents or consultants or pay bonuses or make other payments or distributions of any kind to any such Person (other than increases in the compensation of employees who are not officers of Seller or increases in fees of third-party consultants if such increases are made in the ordinary course of its business and consistent with past practices);

         (e) Create, make, change or adopt any bonus, profit sharing, pension or other Employee Benefit Plan or similar payment, plan or arrangement to or for the benefit of its directors, officers, employees, agents or consultants;

         (f) Use or agree to commit to use any of the Assets of Seller or take any other action for other than a proper corporate purpose or outside the ordinary course and scope of the Business of Seller;

         (g) Enter into, make, change or commit itself to enter into or change any agreement or arrangement with any Person, including, but not limited to, any employment agreement or arrangement, with any of its directors, officers, employees, agents or consultants, other than agreements with suppliers, manufacturers, vendors, or customers in the ordinary course of Seller's Business; or

         (h) Enter into, make, commit itself to enter into or agree to any covenant not to compete, non-competition agreement, exclusive sales or distribution agreement or arrangement, payment of commissions on sales other than sales made by Seller's existing sales representatives or similar arrangements limiting or prohibiting Seller's sales of products, sales to or purchases from any customers or vendors or sales in any market.

         6.3 Consents and Conditions.

         Following the execution of this Agreement and prior to the Closing Date, Seller and the Stockholders agree to use their best efforts to cause all of the conditions to the consummation of this Agreement to be fulfilled, including obtaining all necessary consents to the assignment of the Assumed Contracts. If any necessary consent is not obtained (i) this Agreement shall not constitute or be deemed to be a contract to assign the same if any attempted assignment without such consent would constitute a breach of such agreement or create in any party thereto the right or power to cancel or terminate such right or agreement; and (ii) Seller will cooperate with Buyer in any reasonable arrangement requested by Buyer, at no cost to Seller or the Stockholders, designed to provide to Buyer the benefit, monetary or otherwise, of each Seller's rights under such agreement, including enforcement of any and all rights of such Seller against the other party thereto arising out of a breach or cancellation thereof by such other party.

         6.4 No Inconsistent Action.

         None of the Stockholders, Seller, nor Buyer will take any action which is inconsistent with or impairs the consummation of the transactions contemplated by this Agreement or which would make inaccurate the representations or warranties made by Seller herein.

         6.5 Confidentiality.

         Buyer, Seller and each of the Stockholders acknowledges that it has had access to confidential information relating to the businesses of Seller and Buyer. "Confidential Information" means: customer and prospective customer names, needs, structures, organization, data, profiles, preferences, and all other information concerning the business and operations of the customers of Buyer and Seller; all of Buyer's and Seller's applications, operating systems, techniques, methods, procedures and approaches, including drawings, designs, graphs, charts, diagrams, films, specifications and software; each of Buyer's and Seller's price structure, procedures and arrangements, and all financial information pertaining to the arrangements, and all financial information pertaining to Buyer and Seller; and all other materials and information concerning each of Buyer's and Seller's business and its conduct which Buyer and Seller treat as proprietary or confidential and which is not generally known to others. The term "Confidential Information" shall not include information that
(i) is or becomes publicly available through no act or omission of the receiving party; (ii) came into the possession of the receiving party through sources not involving a breach of any obligation of confidentiality; (iii) is independently developed by the receiving party; or (iv) is by law required to be disclosed. Each of Buyer and Seller covenants and agrees that it or its agents shall not, directly or indirectly, use for its or their own behalf other than pursuant to this Agreement or divulge to any third party any Confidential Information or trade secrets of Seller or Buyer, as the case may be. If this Agreement is terminated pursuant to Section 10 hereof, then each of Buyer and Seller covenants and agrees that it shall not directly or indirectly use for its own behalf or divulge or permit disclosure to any third party of any Confidential Information or trade secrets of Buyer or Seller, as the case may be. Further, upon termination, Buyer will deliver to Seller or Seller will deliver to Buyer, as the case may be, all documents and materials containing Confidential Information and all other items in its possession or control including, without limitation, drawings, records, diagrams, specifications, notes, diaries, notebooks, manuals, plans, graphs, financial information, blank forms and technical documentation which in any way pertain to Buyer's or Seller's business, as the case may be, and it will not retain any copies of the same. If a Closing of the transactions contemplated hereby occurs, then each of the Stockholders covenants and agrees that he shall not, directly or indirectly, use for his own behalf or divulge to any third party any Confidential Information. From the date of this Agreement until the Closing or the termination of this Agreement, no party shall trade in the stock of any other party, unless Buyer makes any public announcement regarding the terms of this Agreement or the transactions connected therewith, in which case no party shall trade in the stock of any other party within 48 hours of such announcement.

         6.6 Accounts Receivable Obligors.

         Seller shall cooperate with Buyer in making all necessary or desirable arrangements so that, at no cost to Seller or the Stockholders, checks and other payments on Accounts Receivable purchased by Buyer pursuant to this Agreement may be deposited into Buyer's bank accounts without endorsement by Seller.

         6.7 Employee Benefit Plans.

         Effective as of the Closing Date, Buyer will assume sponsorship of, and all costs and responsibility for, the Pension Plan. Buyer shall have the responsibility to offer or maintain COBRA continuation of health insurance coverage (as and to the extent required by ERISA Sections 601 through 608) for any current or former employee of Seller entitled thereto whose qualifying event occurred before the Closing Date or as a result of the sale of assets covered by this Agreement.

         6.8 Tax Reporting.

         Buyer agrees that it shall, on behalf of Seller,

         (a) Beginning with the calendar year 1998, distribute to employees and independent contractors wage and earnings statements on Form W-2 and Form 1099, as may be applicable based solely on information provided to Buyer by Seller; and

         (b) Maintain the vehicle logs and report to the Department of Transportation on the vehicles owned by the Seller, in each case, for the period in calendar year 1997 in which the Business was owned by Seller.

         6.9 Insurance.

         Seller shall continue the insurance coverage listed on Schedule 4.13 hereto in full force and effect to and including the Closing Date.

                        7. INDEMNIFICATION AND SURVIVAL.

         7.1 Indemnification by Seller and the Stockholders.

         Subject to the limitations set forth in this Section 7.1, Seller and each of the Stockholders, jointly and severally, hereby agrees to indemnify Buyer against, and agrees to protect, save and keep harmless Buyer from, and hereby assumes liability for, the payment of all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorney's and accountant's fees) of whatever kind and nature arising in any manner or under any circumstances that may be imposed on or incurred by Buyer as a consequence of or in connection with the following:

                  (a) any breach by the Seller and/or the Stockholders of any representation or warranty contained in this Agreement;

                  (b) any failure by the Seller and/or the Stockholders to perform any covenant or agreement contained in this Agreement;

                  (c) any of the Unassumed Liabilities; or

                  (d) the failure of the parties to comply with any applicable bulk sales or transfer laws, except as to liabilities and obligations specifically assumed by Buyer under this Agreement.

         Buyer shall not be entitled to indemnification under this Section 7.1 until the cumulative total of all of Buyer's indemnification claims reaches $250,000, provided that, if the cumulative total of such claims should reach $250,000, Buyer shall be entitled to indemnification in the entire amount claimed. The indemnification and defense obligations of Seller and the Stockholders set forth in this Section 7.1 shall survive the Closing hereunder for a period of one (1) year from the Closing. Notwithstanding anything contained herein to the contrary, the expiration of the one (1) year period referred to above shall not serve to terminate or otherwise affect any pending claim against Seller or the Stockholders for indemnification, or Seller's or the Stockholders' indemnity obligation with respect to such claim.

         7.2 Indemnification by Buyer.

         Subject to the limitations set forth in this Section 7.2, Buyer agrees to indemnify Seller against, and agrees to protect, save and keep harmless Seller from, and hereby assumes liability for, the payment of all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorney's and accountant's fees) of whatever kind and nature arising in any manner or under any circumstances that may be imposed on or incurred by the Seller as a consequence of or in connection with:

                  (a) any breach by Buyer of any representation or warranty contained in this Agreement;

                  (b) any failure by Buyer to perform any covenant or agreement contained in this Agreement;

                  (c) any Assumed Liabilities of Buyer under Section 1.3 hereof, or

                  (d) the Pension Plan, consistent with Section 1.3(c) above.

         Seller shall not be entitled to indemnification under this Section 7.2 until the cumulative total of all of Seller's indemnification claims reaches $250,000, provided that if the cumulative total of such claims should reach $250,000, Seller shall be entitled to indemnification in the entire amount claimed. The indemnification and defense obligations of Buyer set forth in this
Section 7.2 shall survive the Closing hereunder for a period of one (1) year. Notwithstanding anything contained herein to the contrary, the expiration of the one (1) year period referred to above shall not serve to terminate or otherwise affect any pending claim against Seller or the Stockholders for indemnification, or Seller's or the Stockholders' indemnity obligation with respect to such claim.

         7.3. Survival of Representations and Warranties.

         The representations and warranties of the parties hereunder shall expire one (1) year from the date of Closing, except for representations and warranties with respect to title of the Assets, which shall continue indefinitely.

         7.4 Procedure for Indemnification.

                  (a) If at any time a party asserts that it is entitled to indemnification under Section 7.1 or 7.2 above (such party being referred to as an "Indemnitee" and such assertion being referred to as a "Claim"), the Indemnitee shall promptly give to the party obligated to provide indemnification (the "Indemnitor") written notice of its claim setting forth (i) a full description of the nature of the Claim, and (ii) the total anticipated amount of the Claim, including any costs or expenses which have been or may reasonably be incurred in connection therewith (a "Notice of Claim").

                  (b) If the events or circumstances giving rise to the Claim have continued without dispute (as contemplated by (c) below) or cure for (30) days from the date the Notice of Claim is given, then the Indemnitor shall pay the Indemnitee the amount of the Claim as set forth in the Notice of Claim (unless the provisions of Section 7.4(d) are applicable thereto), provided that such payment shall not release the Indemnitor from liability for any other or further amounts claimed by the Indemnitee in connection with the Claim to the extent that the Indemnitee is entitled to indemnification therefor under Section
7.1 or 7.2 above. The Indemnitee's failure to give prompt notice, to provide copies of documents or to furnish relevant data to Indemnitor shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the

Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased the amount of the Claim or adversely affected the ability of the Indemnitor to defend against or reduce the Claim.

                  (c) The Indemnitor may dispute any Claim asserted by the Indemnitee by giving written notice to the Indemnitee setting forth the basis of the dispute within thirty (30) days after the date of the Notice of Claim, at which time the parties shall attempt to resolve the disputed Claim through good faith negotiation.

                  (d) The Indemnitor may, at its election, assume the defense of any claim made against Indemnitee by a third party (a "Third-Party Claim") by written notice given to the Indemnitee in which Indemnitor agrees to be fully liable for such Third-Party Claim, provided that counsel engaged to represent Indemnitor in such defense shall be reasonably acceptable to the Indemnitee. The Indemnitor shall defend diligently and in good faith any Third-Party Claim it assumes, and shall keep the Indemnitee fully informed of the status of such defense.

                  (e) The Indemnitee shall cooperate with the Indemnitor in the defense of any Third-Party Claim assumed by the Indemnitor, provided that the Indemnitee shall have the right to approve any settlement providing for remedies other than monetary damages.


                8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

         The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the fulfillment at or prior to the Closing Date, of each of the following conditions:

         8.1 Accuracy of Representations and Warranties.

         Each of the representations and warranties of Seller and the Stockholders contained herein shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.

         8.2 Performance of Agreements.

         Seller and each of the Stockholders shall have performed and complied with, in all material respects, all obligations and agreements and covenants and conditions contained in this Agreement to be performed or complied with by it or him at or prior to the Closing.

         8.3 No Action or Proceeding.

         No claim, action, suit, investigation or other court proceeding shall be pending or threatened before any court or governmental agency which threatens the restraint or prohibition of the transactions contemplated by this Agreement or which seeks material monetary damages from or other relief against Seller, the Business or the Assets.

         8.4 Consents, Permits and Approvals.

         All necessary consents to the assignment of all Major Contracts requiring consents shall have been obtained in written instruments reasonably satisfactory to Buyer.

         8.5 Delivery of Closing Documents.

         Seller shall have delivered to Buyer the documents to be delivered at Closing under Section 3.3 hereof in form satisfactory to counsel to Buyer.

         8.6 Title Policies.

         Buyer shall have received title insurance policies, dated as of the Closing Date, issued by a title insurance company of Buyer's choosing, at Buyer's expense, insuring fee simple title in Buyer to all the Real Property subject only to (i) the lien, if any, of current real property taxes, the payment of which is not delinquent and (ii) objections and exceptions noted in the title insurance policies which are acceptable to Buyer (as defined above).

         8.7 Due Diligence.

         Buyer shall have completed its due diligence review to its satisfaction; provided that Buyer must complete such due diligence review and exercise its right of termination with respect to the failure of this condition to Closing on or before January 30, 1998.

         8.9 Financing.

         At or prior to January 30, 1998, Buyer shall have received immediately available funds, in an aggregate amount which, together with Buyer's own funds, shall be sufficient to effect the transactions contemplated by this Agreement and the other agreements, documents and instruments contemplated hereby.

         8.10 Discharge of Liens and Indebtedness.

         Seller or the Stockholders shall, at or prior to the Closing, discharge all Liens on any of the Acquired Assets other than those Liens for current taxes not yet due and payable, those Liens set forth on Schedule 4.8 hereto and those Liens reflected on a title report issued by a title insurance company of Buyer's choosing. Prior to the Closing Date, Seller and the Stockholders shall take all actions necessary to pay Seller's obligations and liabilities under the documents pertaining to the Lien in accordance with their terms, and, shall take all actions necessary to cause the conveyance of the Real Property and related improvements to Seller.

         8.11 Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         The waiting period under HSR shall have expired or Seller and Buyer shall have received notice from the Federal Trade Commission (the "FTC") or the United States Department of Justice of the early termination thereof.

                9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         The obligations of Seller under this Agreement are subject, at the option of Seller, to the fulfillment at or prior to the Closing Date of each of the following conditions:

         9.1 Accuracy of Representations and Warranties.

         Each of the representations and warranties of Buyer contained herein and in any other agreements or instruments provided for herein shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.

         9.2 Performance of Agreements.

         Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing.

         9.3 No Action or Proceeding.

         No claim, action, suit, investigation or other court proceeding shall be pending or threatened before any court or governmental agency which threatens the restraint or prohibition of the transactions contemplated by this Agreement or which seeks material monetary damages from or other relief against Buyer.

         9.4 Delivery of Closing Documents.

         Buyer shall have delivered to Seller the documents to be delivered at Closing under Section 3.2 hereof in form satisfactory to counsel to Seller.

         9.5 Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         The waiting period under HSR shall have expired or Seller and Buyer shall have received notice from the FTC or the United States Department of Justice of early termination thereof.

                                 10. TERMINATION.

         10.1 Methods of Termination,

         This Agreement may be terminated and the purchase of the Assets as contemplated by this Agreement may be abandoned at any time, but not later than the Closing Date:

                  (a) By mutual written consent of Buyer and Seller; or

                  (b) By Buyer after March 31, 1998, if any of the conditions to Buyer's obligations provided in Section 8 of this Agreement shall not have been met or waived in writing by Buyer on or prior to such date and Buyer is not then in default of any obligation under this Agreement; or

                  (c) By Buyer at any time after ten (10) days following the date of this Agreement if any of Seller's Schedules to this Agreement have not been delivered by Seller to Buyer or are not acceptable to Buyer in its sole discretion;

                  (d) By Seller after March 31, 1998, if any of the conditions to Seller's obligations provided in Section 9 of this Agreement shall not have been met or waived in writing by Seller on or prior to such date and Seller is not then in default of any obligation under this Agreement; or

                  (e) By Buyer by written notice to Seller if the conditions of
Section 6.1 (c) are met.

         10.2 Procedure Upon Termination.

         In the event of termination and abandonment by Buyer or Seller or both pursuant to Section 10.1 above, written notice thereof shall be promptly given by the terminating party to the other party, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned without further action by Buyer or Sellers. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

         10.3 Effect of Termination.

                  If this Agreement is validly terminated in accordance with Sections 10.1 and 10.2 above, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Buyer or Seller; provided, however, that the obligations of the parties set forth in
Section 6.5 shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 10.3 shall relieve the Buyer or Seller of any liability for a material breach of this Agreement occurring prior to termination.

                               11. MISCELLANEOUS.

         11.1 Bulk Transfer Law.

         Buyer and Seller agree to waive compliance with all applicable bulk sales or transfer laws.

         11.2 No Solicitation.

         At no time prior to the termination or consummation of this Agreement shall Seller or the Stockholders solicit or entertain any offer to purchase the Assets made by any person, firm or corporation other than Buyer.

         11.3 Notices.

         All notices and other communications hereunder or in connection herewith shall be in writing and delivered, including by commercial courier, as follows:


          If to Buyer, to:

          Mr. David H. Hannah
          President
          Reliance Steel & Aluminum Co.
          2550 East 25th Street
          Los Angeles, California 90058

          With copies to:
          Kay Rustand, Esquire
          Arter & Hadden
          700 South Flower Street
          Suite 3000
          Los Angeles, California 90017

          If to Seller, to:

          Mr. Ralph H. Gibson
          President and Chief Executive Officer
          Durrett-Sheppard Steel Company, L.L.C.
          6800 East Baltimore Street
          Baltimore, Maryland 21224

           With copies to:

           Elizabeth Grieb, Esquire
           Piper & Marbury L.L.P.
           36 South Charles Street
           Baltimore, Maryland 21201

           If to the Stockholders:

           c/o Mr. Ralph H. Gibson
           President and Chief Executive Officer
           Durrett-Sheppard Steel Company, L.L.C.
           6800 East Baltimore Street
           Baltimore, Maryland 21224

           With copies to:

           Elizabeth Grieb, Esquire
           Piper & Marbury L.L.P.
           36 South Charles Street
           Baltimore, Maryland 21201


         All such notices, requests, demands or communications shall be mailed postage prepaid, or delivered personally, to the addresses set forth above, and shall be sufficient and effective when delivered to or received at the address or number so specified. Any party may change the address at which it is to receive notice by like written notice to the other.

         11.5 Entire Agreement.

         This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement among the parties and supersedes all prior agreements, correspondence, conversations and negotiations with respect to the subject matter hereof

         11.6 Severability.

         If any provision of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be effected, but shall remain in full force and effect.

         11.7 Modification and Amendment.

         This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto, and no waiver of compliance of any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.

         11.8 Time of the Essence.

         Time is of the essence in every provision of this Agreement where time is a factor.

         11.9 Governing Law and Jurisdiction.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

         11.10 Specific Performance.

         Buyer and Seller each recognize that if any party hereto refuses to perform in accordance with the provisions of this Agreement or any other agreements or instruments provided for herein, then monetary damages alone would not be adequate to compensate the other parties for their injury. Each of Buyer and Seller therefore shall be entitled, in addition to any remedies that may be available at law or in equity including, without limitation, monetary damages, to obtain specific performance of the parties' obligations hereunder. If any action is brought by Buyer or Seller to specifically enforce this Agreement or any other agreements or instruments provided for herein, the other parties shall waive the defense that there is an adequate remedy at law.

         11.11 Binding Effect.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives and assigns, as the case may be. This Agreement may not be assigned by either party hereto without prior written consent of the other.

         11.12 Enumerations and Headings

         The enumerations and headings contained in this Agreement are for convenience of reference only and shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope or intent of this Agreement, or in any way affect this Agreement.

      11.13 Counterparts.

         This Agreement may be signed in two or more counterparts, all of which, taken together, shall be deemed to constitute one original Agreement.

         11.14 Publicity.

         Except as may otherwise be required by law, each party hereby agrees that it shall not issue any press release or make any public statements, whether written or oral, with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

         11.15 Expenses.

         Except as otherwise specifically provided herein, each party hereto shall be solely responsible for all fees, costs and expenses incurred by it or on its behalf in connection with the preparation, negotiation and execution of this Agreement and the Schedules and Exhibits hereto, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees, costs and expenses of its counsel, accountants, brokers, finders, investment bankers, financial advisors and other representatives. All costs and expenses of the Title Company shall be the responsibility of Buyer.

         11.16 Mediation.

         Should a dispute arise under the Agreement which cannot be resolved informally between the parties, the parties shall resolve the dispute through mediation in accordance with the laws of the State of California. The Mediator shall be selected mutually by the parties. The Mediator shall be an individual or firm with expertise in the subject matter of the dispute. If the parties are unable to agree upon a Mediator, the Mediator shall be designated in accordance with the California law on formal mediation. The fees for mediation shall be borne by the parties equally.

         11.17 Submission to Jurisdiction.

         Each of the parties hereby submits to the jurisdiction of the courts of the State of California in any proceeding for the enforcement of this Agreement and agree that judgment upon an award may be entered in any court, in or out of the State of California, having jurisdiction thereof.

         11.18 Waiver of Jury Trial: Dispute Resolution.

         WITH ADVICE OF COUNSEL AND FULL UNDERSTANDING OF THE CONSEQUENCES OF THEIR ACTIONS, THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY DISPUTE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS HEREIN IS LITIGATED.

                               [Page 34 is blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                        RELIANCE STEEL & ALUMINUM CO.



                                        By: /s/ DAVID H. HANNAH
                                           -------------------------------------
                                           David H. Hannah
                                           President

                                        Address:
                                        2550 East 25th Street
                                        Los Angeles, California 90058

                                        THE STOCKHOLDERS:


                                           /s/ RALPH A. GIBSON
                                           -------------------------------------
                                           Ralph A. Gibson


                                           /s/ JACK J. COOK, JR.
                                           -------------------------------------
                                           Jack J. Cook, Jr.


                                           /s/ EDWARD L. MOTTER
                                           -------------------------------------
                                           Edward L. Motter


                                           /s/ FRANK MOTTER
                                           -------------------------------------
                                           Frank Motter


                                           /s/ CHARLES COVINGTON
                                           -------------------------------------
                                           Charles Covington


                                           /s/ HENRY HYNSON
                                           -------------------------------------
                                           Henry Hynson

                                           /s/ JAMES MASKERONI
                                           -------------------------------------
                                           James Maskeroni

                                           /s/ JOHN MIMM
                                           -------------------------------------
                                           John Mimm

                                           /s/ JOHN PAZDERNIK
                                           -------------------------------------
                                           John Pazdernik

                                           /s/ LESLIE ROHDE
                                           -------------------------------------
                                           Leslie Rohde


                                        Address:
                                        c/o Ralph H. Gibson
                                        Durrett Sheppard Steel Co., L.L.C.
                                        6800 East Baltimore Street
                                        Baltimore, Maryland 21224

                                        DURRETT-SHEPPARD STEEL CO., L.L.C.


                                        By: /s/ RALPH H. GIBSON
                                           -------------------------------------
                                           Ralph H. Gibson
                                           President and Chief Executive Officer

                                        Address:
                                        6800 East Baltimore Street
                                        Baltimore, Maryland 21244

                                        DURRETT-SHEPPARD STEEL
                                        OF PENNSYLVANIA, INC.


                                        By: /s/ RALPH H. GIBSON
                                           -------------------------------------